EXHIBIT 99.1
BAIRNCO CORPORATION
300 PRIMERA BOULEVARD, SUITE 432
LAKE MARY, FLORIDA 32746
(407) 875-2222
PRESS RELEASE
BAIRNCO COMPLETES REVIEW OF STRATEGIC ALTERNATIVES
Board & Management Committed to Implementation of Long-Term Strategic Plan
Company Separately Announces The Purchase Of Assets
Of Atlanta SharpTech

Lake Mary, Florida, October 12, 2006 — Bairnco Corporation (NYSE-BZ) today announced that, following a comprehensive review of its strategic alternatives, including Steel Partners’ $12.00 tender offer, and with the assistance of its financial advisors, the Board of Directors has determined that it is in the best interests of the Company’s shareholders that the Company remain independent and continue to implement its strategic plan. The Board of Directors and management believe that the successful execution of the Company’s efforts to become low cost producers in its respective businesses, while continuing to invest in marketing and development to grow new product and service revenues, and utilizing its under leveraged balance sheet provides the best opportunity to enhance shareholder value over the long term.
“Our Board conducted an extensive, thorough review and concluded that the current strategic alternatives available – including Steel Partners’ tender offer – would not deliver the same value potential as operating Bairnco as a standalone company,” said Bairnco Chairman and Chief Executive Officer Luke E. Fichthorn III. “Bairnco’s discussions with Steel Partners were impeded by Steel Partners’ refusal to execute a confidentiality agreement that would have allowed it to examine materials that the Company believes demonstrate the superiority of our strategic plan over the Steel Partners offer. Were Steel Partners to enter into such an agreement, the Company would be willing to enter into discussions. We participated in discussions with a broad range of other potential strategic and financial partners. These discussions served to reinforce our view that our strategic plan provides superior growth and value creation opportunities for Bairnco and our stockholders. We are optimistic about our future as an independent company and will pursue our strategy aggressively.”

     Bairnco also announced today that, through its wholly-owned subsidiary Kasco Corporation, it has purchased from Southern Saw Holdings, Inc., a Georgia corporation, certain assets and assumed certain liabilities, including trade accounts receivable, inventory, fixed assets, trade accounts payable and specific accrued expenses of Southern Saw and its affiliate, Southern Saw Service, L.P., a Georgia limited partnership (collectively “Atlanta SharpTech”), for approximately $14.0 million (subject to purchase price adjustments). Atlanta SharpTech’s revenues were approximately $18.5 million for the fiscal year ended June 2006. The acquisition was financed with borrowings available under the recently expanded Bairnco credit agreement.
Atlanta SharpTech is a leading manufacturer of meat bandsaw blades, meat grinder plates and knives, and other specialty cutting blades for wood, bakery, medical, paper products, and handsaws. Atlanta SharpTech is also a provider of repair and maintenance services for equipment in meat room, seafood, and bakery departments in retail grocery chains across the US. Atlanta SharpTech distributes cutting products, butcher supplies, and provides repair services to retail grocery stores, US military bases, butcher shops, slaughter houses, and packing houses in the US through its route distribution organization. Atlanta SharpTech also distributes blade products and meat grinder plate & knife products domestically and globally via a distributor salesman organization. The headquarters and manufacturing operations for Atlanta SharpTech are located in Atlanta, Georgia, USA.
Fichthorn added, “The combination of Atlanta SharpTech and Kasco will permit us to build on the strengths of both organizations resulting in a more cost effective overall organization while providing improved product and services to our customers. The addition of Atlanta SharpTech is expected to be accretive to Kasco and Bairnco’s earnings in 2007 and beyond.”
“Safe Harbor” Statement under the Private Securities Reform Act of 1995
Statements in this press release referring to the expected future plans and performance of the Corporation are forward-looking statements. Actual future results may differ materially from such statements. Factors that could affect future performance include, but are not limited to, changes in US or international economic or political conditions, such as inflation or fluctuations in interest or foreign exchange rates; the impact on production output and costs from the availability of energy sources and related pricing; changes in the market for raw or packaging materials which could impact the Corporation’s manufacturing costs; changes in the product mix; changes in the pricing of the products of the Corporation or its competitors; the market demand and acceptance of the Corporation’s existing and new products; the impact of competitive products; the loss of a significant customer or supplier; production delays or inefficiencies; the ability to achieve anticipated revenue growth, synergies and other cost savings in connection with acquisitions and plant consolidations; the costs and other effects of legal and administrative cases and proceedings, settlements and investigations; the costs and other effects of complying with environmental regulatory requirements; disruptions in operations due to labor disputes; and losses due to natural disasters where the Corporation is self-insured. While the Corporation periodically reassesses material trends and uncertainties affecting the Corporation’s results of operations and financial condition in connection with its preparation of its press releases, the Corporation does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.
About Bairnco
Bairnco Corporation is a diversified multinational company that operates two distinct businesses – Arlon (Electronic Materials and Coated Materials segments) and Kasco (Replacement Products and Services segment). Arlon’s principal products include high technology materials for the printed circuit board industry, cast and calendered vinyl film systems, custom-engineered laminates and special silicone rubber compounds and components. Kasco’s principal products include replacement band saw blades for cutting meat, fish, wood and metal, and on site maintenance primarily in the meat and deli departments. Kasco also distributes equipment to the food industry in France.
CONTACT: Kenneth L. Bayne, Bairnco Corporation

Telephone: (407) 875-2222, ext. 227

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